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Exhibit 99.1 Barnes Group Inc. 123 Main Street Bristol, CT 06010
NEWS RELEASE

BARNES GROUP INC. REPORTS
FIRST QUARTER 2020 FINANCIAL RESULTS

•	Sales of $331 million, down 12% from last year; Organic Sales down 8%

•	Operating Income of $49.3 million; Adjusted Operating Income of $51.7 million, down 5%

•	Operating Margin of 14.9%; Adjusted Operating Margin of 15.6%, up 110 bps

•	GAAP EPS of $0.58; Adjusted EPS of $0.71, Unchanged from a Year Ago

•	Maintains Solid Financial Position with Sufficient Liquidity

•	2020 Full Year Outlook Remains Suspended; Provides Second Quarter Expectation

BRISTOL, Conn., April 24, 2020 - Barnes Group Inc. (NYSE: B), a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, today reported financial results for the first quarter 2020.
“First quarter 2020 business performance unfolded ahead of our expectation, as record aerospace aftermarket sales and operating profit drove the results. However, during March, as the COVID-19 pandemic spread globally, we began to experience pressure in several of our end markets,” said Patrick J. Dempsey, President and Chief Executive Officer of Barnes Group Inc. “Proactive management actions in the current environment, with the safety and well-being of our employees as the highest priority, successfully kept our manufacturing locations operational to support our customers with the essential products and services we provide,” added Dempsey.

First Quarter Highlights
First quarter 2020 net sales of $331 million were down 12% from $377 million in the prior year period, with organic sales (1) declining 8%. Divested Seeger sales had a negative impact of 3%, while foreign exchange had a negative impact of 1%. Operating income was $49.3 million versus $50.6 million a year ago. On an adjusted basis, which excludes $2.4 million of Seeger divestiture adjustments this year, and $4.0 million of Gimatic short-term purchase accounting adjustments last year, operating income was $51.7 million versus $54.6 million a year ago, a decrease of 5%. Adjusted operating margin was 15.6%, up 110 bps from 14.5% in the prior year period.
Interest expense was $4.3 million, a decrease of $0.8 million from the prior year period, primarily a result of decreased average borrowings and the benefit of a lower average interest rate.

Other expense was $1.6 million compared to $1.8 million a year ago, primarily a result of foreign currency gains this year versus a loss last year.

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The Company's effective tax rate for the first quarter of 2020 was 31.5% compared with 22.3% in the first quarter of 2019 and 23.4% for the full year 2019. The increase in the first quarter of 2020 effective tax rate from the full year 2019 rate is primarily due to the recognition of tax expense related to the Seeger divestiture, partially offset by a benefit related to a refund of withholding taxes and a reduction of the statutory tax rate at one of our international operations.

Net income for the first quarter was $29.7 million, or $0.58 per diluted share, compared to $34.0 million, or $0.65 per diluted share, a year ago. On an adjusted basis, net income per share of $0.71 was unchanged from a year ago. Adjusted net income per diluted share in the first quarter of 2020 excludes $0.13 of Seeger divestiture adjustments, while last year’s first quarter excludes $0.06 of Gimatic short-term purchase accounting adjustments.
First quarter 2020 cash provided by operating activities was $47.2 million versus $53.1 million in the prior year period. Free cash flow was $35.3 million compared to $39.3 million last year. Capital expenditures were $11.9 million, down $1.8 million from a year ago.

Segment Performance and End Market Outlook

Industrial
First quarter sales were $199.1 million, down 18% from $242.5 million in the prior year period. Organic sales decreased approximately 12% primarily related to a volume decrease from continued softness in certain end markets, the impact of the COVID-19 pandemic, and the absence of a $2.6 million commercial settlement of a patent-related matter recorded last year. Seeger divested revenues of $10.3 million had a negative impact of 4%, while unfavorable foreign exchange decreased sales by $4.5 million, or 2%.

Operating profit in the first quarter was $17.9 million, down 17% from $21.5 million in the prior year period. The operating profit decrease was driven by the lower sales volumes, the absence of last year’s commercial settlement, and Seeger divestiture adjustments. Partially offsetting these items were favorable cost productivity and the non-recurrence of Gimatic short-term purchase accounting adjustments recorded last year. Excluding the Seeger divestiture adjustments in this year’s first quarter, and the Gimatic short-term purchase accounting adjustments last year, adjusted operating profit was $20.3 million versus $25.5 million a year ago. Adjusted operating margin was 10.2%, down 30 bps from 10.5% last year.

Entering 2020, automotive, tool & die, and packaging end markets were experiencing lingering softness. With the onset of the COVID-19 outbreak, sales pressure increased first in China, then moved to Europe, and, towards the end of the quarter, North America. While the China market is demonstrating signs of recovery, Europe and North America presently remain challenged. These end markets are expected to recover slowly as the global economic environment improves. The Company’s medical end markets have remained strong through the quarter and are expected to remain favorable.

Aerospace
First quarter sales were $131.6 million, down 2% from $134.2 million in the same period last year. Aerospace original equipment manufacturing (“OEM”) sales decreased 7% primarily due to lower shipments related to the Boeing 737 Max, while aftermarket sales increased 8% from higher maintenance, repair and overhaul, and spare parts sales.

Operating profit was $31.4 million, up 8% from $29.1 million in the prior year period, primarily reflecting the profit impact of higher aftermarket volumes. Operating margin of 23.9% was up 220 bps

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from 21.7% a year ago.

Aerospace OEM backlog ended the quarter at $703 million, down 12% from the end of 2019. The Company expects to ship approximately 45% of this backlog over the next 12 months.

With the onset of the COVID-19 pandemic, previously strong aerospace end markets have now come under intense pressure. Our OEM business is anticipated to see challenges from lower aircraft demand and production cuts at Boeing and Airbus. In the aftermarket, significantly reduced aircraft utilization, increased levels of aircraft removed from service, and reduced airline profitability are expected to impact our business on a go forward basis. The duration and depth of the aerospace disruptions are not determinable at this time.

Operations and Supply Chain

Barnes Group’s global manufacturing operations of essential systems and components continues at reduced levels, with minimal plant closure impacts. As a result of the COVID-19 pandemic and in support of continuing its manufacturing efforts, the Company has undertaken several steps to protect its employees, suppliers, and customers. These steps include temperature checking, deep cleaning, restricting access to our facilities, and the practicing of social distancing, among others.

In addition, the Company has taken several aggressive and necessary actions to better align costs with the current business environment. These include temporary pay reductions, employee furloughs, and reduction of discretionary expenses.

The Company’s global supply chain management team continues to monitor and manage our ability to operate effectively. To date, we have not seen any significant disruptions in our supply chain. Ongoing communications with our suppliers to identify and mitigate risk and to manage inventory levels continue.

Balance Sheet and Liquidity

Barnes Group is in a solid financial position with sufficient liquidity to navigate through today’s challenging business environment. The Company has liquidity of approximately $430 million consisting of $110 million in cash and $320 million of undrawn revolving credit facility. With respect to the balance sheet, our “Debt to EBITDA” ratio was maintained at 2.4 times, unchanged from December 2019. The Company is in full compliance with all covenants under the revolving credit facility which matures in February 2022. Management continues to monitor developments on a continuing basis and has taken proactive measures to conserve cash, manage working capital, and reduce costs.

Capital Prioritization

With its well-positioned balance sheet at quarter end and highly effective operating system, the Company believes it can maintain operations and liquidity in the challenged near-term environment. Nonetheless, proactive management of discretionary spend and cost structure will continue.

At the same time, the Company will continue to strategically invest in our business. We anticipate 2020 capital expenditures of approximately $45 million, lower than the $55 million average annual spending of the past few years.

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With respect to Barnes Group’s corporate development efforts, the Company continues to analyze potential acquisition targets and end markets that meet our strategic criteria with an emphasis on proprietary, highly engineered industrial technologies. Given the current business environment however, the probability of an acquisition or divestiture in the near-term is unlikely.

With the recent completion of a previously established 10b5-1 plan, management has now suspended share repurchase activity.

At present, our quarterly dividend rate remains unchanged. As with all cash outlays, if the economic disruption intensifies or lasts deep into the year, the Company’s Board would consider an adjustment of the dividend.

2020 Outlook Remains Suspended

Barnes Group believes that the current environment does not allow for the forecast of performance with reasonable precision, and as such the Company continues to suspend its 2020 full year outlook. As the depth of the disruption and pace of recovery in our end markets become clearer, we will look to return to our practice of providing a current year outlook.

Correspondingly, the second quarter of 2020 is anticipated to be significantly impacted by the global shut down in several of the Company’s end markets. Based on our current view, we anticipate organic sales to be lower than last year’s second quarter by approximately 30%. Operating margin is expected to be between 8.5% and 10%. Adjusted earnings per share are anticipated to be in the range of $0.20 to $0.30. The Company believes that a recovery will commence in the third quarter, though the pace of the recovery is not readily determinable at the present time.

Conference Call Information

Barnes Group Inc. will conduct a conference call with investors to discuss first quarter 2020 results at 8:30 a.m. ET today, April 24, 2020. The public may access the conference through a live audio webcast available on the Investor Relations section of Barnes Group’s website at www.BGInc.com. The conference is also available by direct dial at (844) 884-8225 in the U.S. or (647) 689-4194 outside of the U.S.; Conference ID 6781757. Supplemental materials will be posted to the Investor Relations section of the Company's website prior to the conference call.
In addition, the call will be recorded and available for playback from 12:00 p.m. (ET) on Friday, April 24, 2020 until 11:59 p.m. (ET) on Friday, May 1, 2020, by dialing (416) 621-4642; Conference ID 6781757.
Note:
(1) Organic sales decline represents the total reported sales decrease within the Company’s ongoing businesses less the impact of foreign currency translation and acquisition and divestitures completed in the preceding twelve months.

About Barnes Group
Barnes Group Inc. (NYSE: B) is a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, serving a wide range of end markets and customers. Its specialized products and services are used in far-reaching applications including aerospace, transportation, manufacturing, automation, healthcare, and packaging. Barnes Group’s skilled and dedicated employees around the globe are committed to the highest performance standards and achieving consistent, sustainable profitable growth. For more information, visit www.BGInc.com.

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Forward-Looking Statements
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. These include, among others: difficulty maintaining relationships with employees, including unionized employees, customers, distributors, suppliers, business partners or governmental entities; failure to successfully negotiate collective bargaining agreements or potential strikes, work stoppages or other similar events; difficulties leveraging market opportunities; changes in market demand for our products and services; rapid technological and market change; the ability to protect and avoid infringing upon intellectual property rights; introduction or development of new products or transfer of work; higher risks in global operations and markets; the impact of intense competition; acts of terrorism, cybersecurity attacks or intrusions that could adversely impact our businesses; the impacts of the COVID-19 pandemic on our business, including on demand, supply chains, operations and our ability to maintain sufficient liquidity throughout the unknown duration and severity of the crisis; uncertainties relating to conditions in financial markets; currency fluctuations and foreign currency exposure; future financial performance of the industries or customers that we serve; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; inability to realize expected sales or profits from existing backlog due to a range of factors, including changes in customer sourcing decisions, material changes, production schedules and volumes of specific programs; the impact of government budget and funding decisions; government tariffs, trade agreements and trade policies; the impact of new or revised tax laws and regulations; the adoption of laws, directives or regulations that impact the materials processed by our products or their end markets; changes in raw material or product prices and availability; restructuring costs or savings; the continuing impact of prior acquisitions and divestitures; integration of acquired businesses; and any other future strategic actions, including acquisitions, divestitures, restructurings, or strategic business realignments, and our ability to achieve the financial and operational targets set in connection with any such actions; the outcome of pending and future legal, governmental, or regulatory proceedings and contingencies; product liabilities and uninsured claims; future repurchases of common stock; future levels of indebtedness; and numerous other matters of a global, regional or national scale, including those of a political, economic, business, competitive, environmental, regulatory and public health nature (including the COVID-19 pandemic); and other risks and uncertainties described in documents filed with or furnished to the Securities and Exchange Commission ("SEC") by the Company, including, among others, those in the Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors sections of the Company's filings. The Company assumes no obligation to update its forward-looking statements.

Contact:
Barnes Group Inc.
William Pitts
Director, Investor Relations
860.583.7070
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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended March 31,
	2020	2019	% Change
Net sales	$330,671	$376,692	(12.2)

Cost of sales	208,248	244,643	(14.9)
Selling and administrative expenses	73,110	81,400	(10.2)
	281,358	326,043	(13.7)
Operating income	49,313	50,649	(2.6)

Operating margin	14.9%	13.4%

Interest expense	4,324	5,113	(15.4)
Other expense (income), net	1,594	1,806	(11.7)
Income before income taxes	43,395	43,730	(0.8)
Income taxes	13,662	9,738	40.3
Net income	$29,733	$33,992	(12.5)

Common dividends	$8,133	$8,217	(1.0)

Per common share:
Net income:
Basic	$0.58	$0.66	(12.1)
Diluted	0.58	0.65	(10.8)
Dividends	0.16	0.16	—

Weighted average common shares outstanding:
Basic	51,061,132	51,660,804	(1.2)
Diluted	51,501,857	52,189,465	(1.3)

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BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
(Unaudited)

	Three months ended March 31,
	2020	2019	% Change
Net sales
Industrial	$199,100	$242,502	(17.9)
Aerospace	131,571	134,190	(2.0)
Intersegment sales	—	—
Total net sales	$330,671	$376,692	(12.2)

Operating profit
Industrial	$17,924	$21,502	(16.6)
Aerospace	31,389	29,147	7.7
Total operating profit	$49,313	$50,649	(2.6)

Operating margin			Change
Industrial	9.0%	8.9%	10	bps.
Aerospace	23.9%	21.7%	220	bps.
Total operating margin	14.9%	13.4%	150	bps.

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BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	March 31, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$112,827	$93,805
Accounts receivable	335,409	348,974
Inventories	240,951	232,706
Prepaid expenses and other current assets	67,404	67,532
Assets held for sale	—	21,373
Total current assets	756,591	764,390

Deferred income taxes	18,474	21,235
Property, plant and equipment, net	348,923	356,603
Goodwill	920,202	933,022
Other intangible assets, net	563,692	581,116
Other assets	59,723	53,924
Assets held for sale	—	28,045
Total assets	$2,667,605	$2,738,335

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$28,314	$7,724
Accounts payable	116,065	118,509
Accrued liabilities	205,264	209,992
Long-term debt - current	1,926	2,034
Liabilities held for sale	—	4,616
Total current liabilities	351,569	342,875

Long-term debt	783,424	825,017
Accrued retirement benefits	90,689	93,358
Deferred income taxes	85,313	88,408
Long-term tax liability	66,012	66,012
Other liabilities	45,638	45,148
Liabilities held for sale	—	6,989

Total stockholders' equity	1,244,960	1,270,528
Total liabilities and stockholders' equity	$2,667,605	$2,738,335

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three months ended March 31,
	2020	2019
Operating activities:
Net income	$29,733	$33,992
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23,617	25,100
(Gain) loss on disposition of property, plant and equipment	(123)	91
Stock compensation expense	2,552	3,021
Seeger divestiture charges	6,620	—
Changes in assets and liabilities, net of the effects of divestitures:
Accounts receivable	9,592	4,345
Inventories	(12,788)	7,300
Prepaid expenses and other current assets	(3,227)	(2,670)
Accounts payable	1,328	(9,179)
Accrued liabilities	(7,885)	(4,708)
Deferred income taxes	462	(872)
Long-term retirement benefits	(3,518)	(3,428)
Other	821	68
Net cash provided by operating activities	47,184	53,060

Investing activities:
Proceeds from disposition of property, plant and equipment	185	322
Proceeds from the sale of businesses, net of cash sold	36,879	—
Investment in restricted cash	(6,621)	—
Capital expenditures	(11,912)	(13,738)
Net cash provided (used) by investing activities	18,531	(13,416)

Financing activities:
Net change in other borrowings	20,775	20,903
Payments on long-term debt	(83,521)	(152,195)
Proceeds from the issuance of long-term debt	50,000	102,990
Proceeds from the issuance of common stock	183	986
Common stock repurchases	(15,550)	—
Dividends paid	(8,133)	(8,217)
Withholding taxes paid on stock issuances	(84)	(80)
Other	(7,252)	(1,340)
Net cash used by financing activities	(43,582)	(36,953)

Effect of exchange rate changes on cash flows	(3,111)	97
Increase in cash and cash equivalents	19,022	2,788

Cash and cash equivalents at beginning of period	93,805	100,719
Cash and cash equivalents at end of period	$112,827	$103,507

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BARNES GROUP INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Dollars in thousands)
(Unaudited)

	Three months ended March 31,
	2020	2019
Free cash flow:
Net cash provided by operating activities	$47,184	$53,060
Capital expenditures	(11,912)	(13,738)
Free cash flow (1)	$35,272	$39,322

Notes:
(1) The Company defines free cash flow as net cash provided by operating activities less capital expenditures. The Company believes that the free cash flow metric is useful to investors and management as a measure of cash generated by business operations that can be used to invest in future growth, pay dividends, repurchase stock and reduce debt. This metric can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity.

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BARNES GROUP INC.
NON-GAAP FINANCIAL MEASURE RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended March 31,
	2020	2019		% Change
SEGMENT RESULTS
Operating Profit - Industrial Segment (GAAP)	$17,924	$21,502		(16.6)
Gimatic short-term purchase accounting adjustments	—	3,986
Seeger divestiture adjustments	2,409	—
Operating Profit - Industrial Segment as adjusted (Non-GAAP) (1)	$20,333	$25,488		(20.2)

Operating Margin - Industrial Segment (GAAP)	9.0%	8.9%		10	bps.
Operating Margin - Industrial Segment as adjusted (Non-GAAP) (1)	10.2%	10.5%		(30)	bps.

CONSOLIDATED RESULTS
Operating Income (GAAP)	$49,313	$50,649		(2.6)
Gimatic short-term purchase accounting adjustments	—	3,986
Seeger divestiture adjustments	2,409	—
Operating Income as adjusted (Non-GAAP) (1)	$51,722	$54,635		(5.3)

Operating Margin (GAAP)	14.9%	13.4%		150	bps.
Operating Margin as adjusted (Non-GAAP) (1)	15.6%	14.5%		110	bps.

Diluted Net Income per Share (GAAP)	$0.58	$0.65		(10.8)
Gimatic short-term purchase accounting adjustments	—	0.06
Seeger divestiture adjustments	0.13	—
Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$0.71	$0.71		—

	Full-Year 2019	Second Quarter 2020 Outlook
Diluted Net Income per Share (GAAP)	$3.07	$0.20	to	$0.30

Gimatic short-term purchase accounting adjustments	0.03
Seeger divestiture non-cash impairment charge	0.11

Diluted Net Income per Share as adjusted (Non-GAAP)(1)	$3.21	$0.20	to	$0.30

Notes:
(1) The Company has excluded adjustments related to the divestiture of the Seeger business, including $2.4M reflected within the Industrial segment's operating profit and $4.2M of tax expense, from its “as adjusted” financial measurements for 2020. The Company has excluded short-term purchase accounting adjustments related to its Gimatic acquisition and the non-cash impairment charge related to the divestiture of the Seeger business from its “as adjusted” financial measurements for 2019. The non-cash impairment charge was recorded pre-tax in 2019 as the tax charges resulting from the divestiture were recorded in the first quarter of 2020 following the completion of the sale. The tax effects of the short-term purchase accounting adjustments in 2019 were calculated based on the respective tax jurisdictions and range from approximately 26% to 28%. Management believes that these adjustments provide the Company and its investors with an indication of our baseline performance excluding items that are not considered to be reflective of our ongoing results. Management does not intend results excluding the adjustments to represent results as defined by GAAP, and the reader should not consider it as an alternative measurement calculated in accordance with GAAP, or as an indicator of the Company's performance. Accordingly, the measurements have limitations depending on their use.